Exhibit 21.1

Subsidiaries

Entity Name	Country (State)
Engenium Corporation	United States (Texas)

Ibas Ontrack AB	Sweden

Ibas Ontrack ApS	Denmark

Ibas Ontrack AS	Norway

Ibas Ontrack OY	Finland

KLDiscovery AS	Norway

KLDiscovery Limited	Ireland

KLDiscovery Limited	United Kingdom

KLDiscovery Ontrack (HK) Limited	Hong Kong

KLDiscovery Ontrack (HK) Ltd. Japan Branch	Japan

KLDiscovery Ontrack (Switzerland) GmbH	Switzerland

KLDiscovery Ontrack BV	The Netherlands

KLDiscovery Ontrack Franchise, LLC	United States (Delaware)

KLDiscovery Ontrack GmbH	Germany

KLDiscovery Ontrack K.K.	Japan

KLDiscovery Ontrack Limited	United Kingdom

KLDiscovery Ontrack, LLC	United States (Minnesota)

KLDiscovery Ontrack Ltd. (UK) Irish Branch	Ireland

KLDiscovery Ontrack Pte. Ltd.	Singapore

KLDiscovery Ontrack Pty Ltd.	Australia

KLDiscovery Ontrack S.L.	Spain

KLDiscovery Ontrack S.r.l.	Italy

KLDiscovery Ontrack Sarl	France

KLDiscovery Ontrack Sp z.o.o.	Poland

KLDiscovery Private Limited	India

Kroll Ontrack (HK) Limited.	Hong Kong

Kroll Ontrack AS	Norway

Kroll Ontrack Canada Co.	Canada

Kroll Ontrack Data Recovery, LLC	United States (Minnesota)

Kroll Ontrack Data Recovery Pte Ltd.	Singapore

Kroll Ontrack Info. Tech. Service (Shanghai) Co. Ltd.	China

Kroll Ontrack Pty Ltd	Australia

LD Intermediate Holdings, Inc.	United States (Delaware)

LD International Holdings Ltd.	United Kingdom

LD International Holdings SRL	Barbados

LD Lower Holdings, Inc.	United States (Delaware)

LDisc Holdings LLC	United States (Delaware)

LDiscovery LLC	United States (Delaware)

LDiscovery TX, LLC	United States (Delaware)

WVLD Acquisition Corp.	United States (Delaware)